Exhibit 28 (j) (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated December 31, 2021.

We also consent to the incorporation by reference of our report dated December 23, 2021, with respect to the financial statements and financial highlights of Federated Hermes Institutional Trust (comprising Federated Hermes Institutional High Yield Bond Fund) included in its Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Post-Effective Amendment No. 110 to the Registration Statement (Form N-1A, File No. 33-54445), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 23, 2021